CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated September 23, 2016 and January 26, 2011, relating to the financial statements and financial highlights which appear in the July 31, 2016 and November 30, 2010 Annual Reports to Shareholders of the PIMCO Corporate & Income Opportunity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
March 20, 2017